Exhibit 99.2

AFFYMETRIX, INC.

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

On May 3, 2012, Affymetrix, Inc. (“Affymetrix” or the “Company”), Excalibur Acquisition Sub, Inc., a wholly-owned subsidiary of Affymetrix (“Acquisition Subsidiary”), eBioscience Holding Company, Inc. (“eBioscience”), and a representative of the securityholders of eBioscience (the “Securityholders’ Representative”) entered into an Amended and Restated Agreement and Plan of Merger (the “Acquisition Agreement”), pursuant to which Acquisition Subsidiary will be merged with and into eBioscience (the “Acquisition”), with eBioscience surviving as a wholly-owned subsidiary of Affymetrix. Affymetrix will pay approximately $315 million in cash to acquire eBioscience, subject to certain adjustments as provided in the Acquisition Agreement, based upon the amount of eBioscience’s unpaid transaction expenses and its net cash and net working capital at the closing of the Acquisition. A portion of the purchase price will be placed in escrow and will be paid to Affymetrix or eBioscience securityholders based on any claims for indemnification by Affymetrix during the escrow period. The closing of the Acquisition is subject to certain closing conditions, including Affymetrix’s receipt of financing for the Acquisition.

As required, the unaudited pro forma combined financial statements have been prepared in connection with the filing of Affymetrix’ registration statement on Form S-3 on the date hereof. The unaudited pro forma financial statements below have been based on available information and assumptions that Affymetrix believes are reasonable including, without limitation, assumptions as to the amount of cash consideration to be paid to eBioscience securityholders, the type, amount and terms of the Acquisition financing to be obtained by Affymetrix and the amount of any fees and expenses incurred in connection with the Acquisition financing and the Acquisition. The actual amount of the cash consideration, which is subject to adjustment as described above, the type, amount and terms of the Acquisition financing actually obtained and the fees and expenses actually incurred may differ materially from these assumptions. These unaudited pro forma financial statements are presented for informational purposes only and are not intended to represent or be indicative of the consolidated results of operations or financial position that would have been reported had the Acquisition been completed as of the dates presented, and should not be taken as representative of our future consolidated results of operations or financial condition.

The following unaudited pro forma combined financial statements were prepared using the acquisition method of accounting and are based on the historical financial statements of Affymetrix and eBioscience. The unaudited pro forma combined balance sheet as of March 31, 2012 combines the historical Affymetrix and eBioscience balance sheets as if the Acquisition and the related financing had closed on March 31, 2012. The unaudited pro forma combined statements of operations for the three months ended March 31, 2012 and the year ended December 31, 2011 combine the historical Affymetrix and eBioscience statements of operations for each of these periods as if the Acquisition and the related financing had closed on January 1, 2011. The unaudited pro forma combined financial statements include adjustments, which are based upon preliminary estimates, to reflect the fair values of acquired assets and assumed liabilities of eBioscience. Accordingly, the pro forma adjustments to effect the allocation of fair value have been made solely for the purpose of providing pro forma financial statements based upon current estimates and available information, and are subject to revision based on a final determination of fair value, which may use different methodologies and assumptions. The final allocation of fair value will be determined after the completion of the Acquisition and will be based upon actual net tangible and intangible assets acquired as well as liabilities assumed, and actual direct acquisition costs. Any change in the fair value of the net assets of eBioscience will change the amount of goodwill, as goodwill represents the difference between the consideration and the fair values of identifiable net assets acquired. Additionally, changes in eBioscience’s transaction expenses, net cash and net working capital as of the closing will change the amount of goodwill recorded. Final acquisition method accounting adjustments may differ materially from the pro forma adjustments presented here.

The historical financial information has been adjusted to give effect to events that are directly attributable to the Acquisition, factually supportable and, with respect to the statements of operations, expected to have a continuing impact on the results of the combined company. These unaudited pro forma combined financial statements should be read in conjunction with the historical financial statements and accompanying notes of eBioscience (contained elsewhere in this Form 8-K), and Affymetrix’s historical financial statements and accompanying notes appearing in its periodic SEC filings including the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, and its Quarterly Report on Form 10-Q for the three months ended March 31, 2012. The adjustments that are included in the following unaudited pro forma combined financial statements are described in Note 4 below, which includes the lettered notes that are marked in those financial statements.

AFFYMETRIX, INC.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

(in thousands)

As of March 31, 2012

	Affymetrix	eBioscience	Pro Forma Adjustments			Pro Forma Combined
ASSETS:
Current assets:
Cash and cash equivalents	$107,038	$16,793	$(94,359)	(A	)	$29,472
Restricted cash—short-term portion	700	—	—			700
Available-for-sale securities—short-term portion	12,131	—	(12,131)	(A	)	—
Accounts receivable, net	44,790	10,009	—			54,799
Inventories	41,545	21,369	27,990	(B	)	90,904
Deferred tax assets—short-term portion	340	2,279	(2,245)	(C	)	374
Property and equipment, net-held for sale	9,000	—	—			9,000
Prepaid expenses and other current assets	5,178	4,651	425	(E	)	10,254

Total current assets	220,722	55,101	(80,320)			195,503
Available-for-sale securities—long-term portion	50,148	—	(50,148)	(A	)	—
Property and equipment, net	28,180	5,893	—			34,073
Intangible assets, net	27,336	17,337	142,351	(F	)	187,024
Goodwill	—	10,390	140,972	(G	)	151,362
Deferred tax assets—long-term portion	430	2,617	(2,594)	(C	)	453
Other long-term assets	8,219	471	8,175	(H	)	18,140
			1,275	(E	)

Total assets	$335,035	$91,809	$159,711			$586,555

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities:
Accounts payable and accrued liabilities	$39,182	$11,503	$(984)	(D	)	$49,701
Deferred revenue—short-term portion	9,635	—	—			9,635
Notes payable—short-term portion	—	5,922	(5,922)	(I	)	8,500
			8,500	(J	)

Total current liabilities	48,817	17,425	1,594			67,836
Deferred revenue—long-term portion	3,727	—	—			3,727
Other long-term liabilities	9,702	6,229	66,903	(K	)	24,167
			(55,953)	(K	)
			(2,714)	(C	)
Convertible notes	—	—	105,000	(J	)	105,000
Notes payable—long-term portion	—	36,547	(36,547)	(I	)	76,500
			76,500	(J	)
Line of credit	—	5,000	(5,000)	(I	)	—
Stockholders’ equity:
Common stock—Affymetrix	705	—	—			705
Common stock—eBioscience	—	68	(68)	(L	)	—
Additional paid-in capital	752,569	26,167	(26,167)	(L	)	752,569
Accumulated other comprehensive income (loss)	2,426	(2,162)	2,162	(L	)	1,793
			(633)	(M	)
(Accumulated deficit) retained earnings	(482,911)	2,535	(2,535)	(L	)	(445,742)
			55,953	(K	)
			633	(M	)
			(8,984)	(N	)
			(6,670)	(O	)
			(3,763)	(C	)

Total stockholders’ equity	272,789	26,608	9,928			309,325

Total liabilities and stockholders’ equity	$335,035	$91,809	$159,711			$586,555

See accompanying notes.

AFFYMETRIX, INC.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

(in thousands, except per share amounts)

For the Three Months Ended March 31, 2012

	Affymetrix	eBioscience	Pro Forma Adjustments			Pro Forma Combined
REVENUE:
Product sales	$58,491	$18,764	$—			$77,255
Services and other	6,756	—	—			6,756

Total revenue	65,247	18,764	—			84,011

COSTS AND EXPENSES:
Cost of product sales	23,565	4,507	1,060	(Q	)	29,132
Cost of services and other	3,779	—	—			3,779
Research and development	13,331	1,889	—			15,220
Selling, general and administrative	27,924	7,234	3,352	(Q	)	36,290
			(498)	(R	)
			(1,828)	(S	)
			106	(T	)

Total costs and expenses	68,599	13,630	2,192			84,421

(Loss) income from operations	(3,352)	5,134	(2,192)			(410)
Interest income and other, net	26	(89)	(165)	(U	)	(228)
Interest expense	980	931	1,640	(V	)	3,551

(Loss) income before income taxes	(4,306)	4,114	(3,997)			(4,189)
Income tax (benefit) provision	(89)	1,460	(1,209)	(W	)	162

Net (loss) income	$(4,217)	$2,654	$(2,788)			$(4,351)

Basic and diluted net loss per common share	$(0.06)					$(0.06)

Shares used in computing basic and diluted net loss per common share	69,977					69,977

See accompanying notes.

AFFYMETRIX, INC.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

(in thousands, except per share amounts)

For the Year Ended December 31, 2011

	Affymetrix	eBioscience	Pro Forma Adjustments			Pro Forma Combined
REVENUE:
Product sales	$241,273	$70,942	$—			$312,215
Services and other	26,201	—	—			26,201

Total revenue	267,474	70,942	—			338,416

COSTS AND EXPENSES:
Cost of product sales	97,815	17,787	27,990	(P	)	147,834
			4,242	(Q	)
Cost of services and other	13,137	—	—			13,137
Research and development	63,591	9,518	—			73,109
Selling, general and administrative	109,572	27,397	13,451	(Q	)	145,700
			(2,070)	(R	)
			(3,075)	(S	)
			425	(T	)

Total costs and expenses	284,115	54,702	40,963			379,780

(Loss) income from operations	(16,641)	16,240	(40,963)			(41,364)
Interest income and other, net	(6,302)	259	(1,350)	(U	)	(7,393)
Interest expense	3,813	4,092	6,504	(V	)	14,409

(Loss) income before income taxes	(26,756)	12,407	(48,817)			(63,166)
Income tax provision (benefit)	1,405	2,819	(1,030)	(W	)	3,194

Net (loss) income	$(28,161)	$9,588	$(47,787)			$(66,360)

Basic and diluted net loss per common share	$(0.40)					$(0.94)

Shares used in computing basic and diluted net loss per common share	70,877					70,877

See accompanying notes.

AFFYMETRIX, INC.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

1. ACCOUNTING POLICIES

The unaudited pro forma combined financial statements do not assume any differences in accounting policies between Affymetrix and eBioscience. Upon consummation of the Acquisition, Affymetrix will conduct a review of eBioscience’s accounting policies. As a result of that review, there may be differences between the accounting policies of the two companies that, when conformed, could have a material impact on the unaudited pro forma combined financial statements. At this time, the Company is not aware of any such differences.

2. BASIS OF PRO FORMA PRESENTATION

On May 3, 2012, Affymetrix, Acquisition Subsidiary, eBioscience and the Securityholders’ Representative entered into an Acquisition Agreement, pursuant to which Acquisition Subsidiary will be merged with and into eBioscience, with eBioscience surviving as a wholly-owned subsidiary of Affymetrix. The Acquisition Agreement provides that Affymetrix will pay approximately $315 million in cash to acquire eBioscience, subject to certain adjustments as provided in the Acquisition Agreement, based upon the amount of eBioscience’s transaction expenses and its net cash and net working capital at the closing of the Acquisition. All eBioscience stock options will become fully vested immediately prior to the effective time of the Acquisition, other than certain unvested performance-based options to purchase shares of eBioscience common stock that will be terminated immediately prior thereto. The Acquisition Agreement provides that a portion of the purchase price will be placed in escrow and will be paid to Affymetrix or eBioscience securityholders based on any claims for indemnification by Affymetrix during the escrow period. The Acquisition will be accounted for using the acquisition method of accounting.

To provide cash to fund the Acquisition, Affymetrix has entered into a commitment letter (the “Commitment Letter”) with General Electric Capital Corporation and Silicon Valley Bank (collectively, the “Lenders”), as well as certain securities affiliates of the Lenders, pursuant to which the Lenders have committed to provide senior secured credit facilities to Affymetrix as the borrower in an aggregate principal amount of $100 million, comprised of (i) $85 million under a five-year term loan facility (the “Term Loan”) and (ii) $15 million under a five-year revolving credit facility (the “Revolving Credit Facility” and, together with the Term Loan, the “Credit Facilities”). The Credit Facilities will be used to finance a portion of the transaction contemplated by the Acquisition Agreement, repay eBioscience’s existing credit facilities, pay fees and expenses incurred in connection with the foregoing and with the Credit Facilities and, in the case of any loans under the Revolving Credit Facility made after the closing date of the Acquisition, for working capital and general corporate purposes. The Acquisition Agreement also contemplates that Affymetrix will undertake an underwritten public offering of its convertible notes and/or other equity or debt securities pursuant to an effective registration statement on Form S-3 to provide additional cash to fund the Acquisition (the “Additional Financing”), or consummate a placement of equity or debt securities in place of all or a portion of the Additional Financing. In any event, through the Additional Financing and/or a placement of other equity or debt securities, Affymetrix intends to raise gross proceeds of approximately $105 million in addition to the proceeds of the Term Loan to fund the Acquisition. The funding of the Credit Facility is subject to several conditions, including the receipt by Affymetrix of at least $105 million in gross proceeds from the issuance of equity securities and/or convertible notes.

For purposes of these unaudited pro forma combined financial statements, Affymetrix has assumed that the Acquisition will be funded by (i) the net proceeds of the $85 million Term Loan, bearing interest at an assumed rate of 6.50% per annum and (ii) the net proceeds of an offering of $105 million in principal amount of senior convertible notes (the “Convertible Notes”), bearing interest at an assumed rate of 3.50% per annum. The Term Loan is expected to bear interest, at Affymetrix’ option, either (a) during any interest period selected by Affymetrix, at the greater of (i) the offered rate for deposits in U.S. dollars in the London interbank market for the relevant interest period adjusted for reserve requirements (“LIBOR”) and (ii) 1.50% per annum, plus a spread of 5.00% per annum, or (b) at the greatest of (i) the prime rate from time to time announced by The Wall Street Journal (or another national publication selected by General Electric Capital Corporation), (ii) the federal funds rate plus 0.50% and (iii) LIBOR for a one-month interest period plus 1.00%, plus a spread of 4.00% per annum. The actual interest rate of any Convertible Notes issued by Affymetrix will be determined at the time of the offering of such Convertible Notes. In each case, the actual interest rate may differ. In addition, it is possible that, based on market conditions and other considerations, Affymetrix may increase or decrease the aggregate principal amount of the Convertible Notes offered and/or consummate a placement of other equity or debt securities in substitution for all or a portion of the Convertible Notes. Any such change could materially affect the unaudited pro forma combined financial statements presented here.

3. PRELIMINARY ALLOCATION OF FAIR VALUE

For purposes of preparing the unaudited pro forma combined financial statements, Affymetrix estimated the total purchase price to be $315 million, which will be paid in cash. The purchase price is subject to certain adjustments as provided in the Acquisition Agreement, based upon the amount of eBioscience’s unpaid transaction expenses and its net cash and net working capital at the closing of the Acquisition, and a portion of the purchase price will be placed in escrow and will be paid to Affymetrix or eBioscience securityholders based on any claims for indemnification by Affymetrix during the escrow period. To prepare the unaudited pro forma combined financial statements, the Company assumed that the estimated $315 million purchase price will be funded by a combination of cash and available-for-sale securities on hand at the closing date, borrowings under the Term Loan of $85 million and proceeds of an offering of $105 million in principal amount of Convertible Notes. The purchase price will be adjusted at the Acquisition closing date based on the fair values of the acquired assets and liabilities, and the amount of eBioscience’s unpaid transaction expenses and its net cash and net working capital at the closing of the Acquisition. Final purchase accounting adjustments may differ materially from the pro forma adjustments presented here.

Preliminary Purchase Consideration

Preliminary purchase consideration is assumed to be funded as follows (in thousands):

Cash on hand	$62,721
Proceeds from the liquidation of available-for-sale securities	62,279
Convertible notes	105,000
Term loan facility	85,000

Total preliminary purchase consideration	$315,000

Preliminary Allocation of Fair Value

Under the acquisition method of accounting, a preliminary estimate of the fair value of assets acquired and liabilities assumed with any excess of the purchase price over the value of net assets acquired recorded as goodwill is as follows:

Tangible assets acquired	$75,977
Liabilities assumed	(81,011)
Intangible assets	159,688
Stock-based compensation	8,984
Goodwill	151,362

Preliminary allocation of fair value of assets acquired and liabilities assumed	$315,000

Included in the total liabilities assumed are net deferred tax liabilities of approximately $67 million, primarily comprised of the tax impact of the difference between the fair value allocated to assets acquired and the historical tax basis of those assets. In addition, the above preliminary allocation of fair value excludes potential amounts related to certain litigation in which eBioscience is currently involved. The Acquisition Agreement provides that eBioscience security holders shall indemnify Affymetrix against damages arising out of or resulting from intellectual property litigation brought against eBioscience by a specified third party. The net assets acquired and unaudited pro forma results of operations do not reflect the potential outcome of this litigation, which is unable to be estimated at this current time.

The tangible assets acquired and liabilities assumed exclude eBioscience’s existing debt. Per the terms of the Acquisition Agreement, any amounts outstanding under existing eBioscience borrowings will be repaid at the Acquisition date, which repayment is assumed for the purposes of these unaudited pro forma combined financial statements to be funded by eBioscience cash on hand and cash proceeds received from the Acquisition.

Goodwill of approximately $151 million represents the excess of the purchase price over the fair value of the underlying net tangible and identifiable intangible assets, and the knowledge and experience of the workforce in place. In accordance with applicable accounting standards, goodwill will not be amortized but instead will be tested for impairment at least annually or, more frequently if certain indicators are present.

Definite-lived purchased intangible assets and license fees are expected to total approximately $160 million and consist of customer base, developed technology, trademarks, trade names, other contractual agreements and license fees. The following table sets forth the preliminary components of intangible assets other than goodwill (in thousands, except estimated useful life):

	Preliminary Fair Value	Estimated Useful Life
Purchased intangible assets
Customer base	$85,700	12 years
Developed technologies	50,900	12 years
Trademarks and tradenames	14,600	5 years
Other contractual agreements	2,800	2 years
License fees	5,688	3 years

Total	$159,688

4. UNAUDITED PRO FORMA ADJUSTMENTS

The following adjustments are included in the accompanying unaudited pro forma combined financial statements (in thousands):

Unaudited Pro Forma Combined Balance Sheet as of March 31, 2012

(A)	Sources and uses of cash:

Sources of cash:
Convertible notes	$105,000
Term loan facility	85,000
Proceeds from liquidation of available-for-sale securities	62,279

Total sources of cash	252,279
Uses of cash:
Debt issuance costs	(8,175)
Acquisition costs	(6,670)
Preliminary purchase price	(315,000)

Total uses of cash	(329,845)

Sub-total	(77,566)
Adjustment to exclude eBioscience cash upon close	(16,793)

Net cash adjustment	$(94,359)

The adjustment to exclude eBioscience cash upon close assumes repayment of existing eBioscience debt prior to completion of the Acquisition (see footnote (I) below).

(B)	To record inventory at estimated fair value.

(C)	To establish a valuation allowance for eBioscience’s domestic assumed short-term and long-term deferred tax assets and remove eBioscience’s deferred tax liabilities.

(D)	To record a net reduction to taxes payable representing anticipated refunds due upon the realization of tax benefits related to stock option exercises, net of a portion thereof that is payable to eBioscience shareholders per the Acquisition Agreement.

(E)	To recognize the estimated fair value of a favorable lease, short-term and long-term portion.

(F)	To recognize the estimated fair value of intangible assets acquired other than goodwill.

(G)	To recognize goodwill.

(H)	To recognize deferred financing costs associated with the assumed borrowing under the Term Loan and the assumed issuance of the Convertible Notes to fund the purchase price.

(I)	To record elimination of eBioscience’s existing debt. Per the terms of the Acquisition Agreement, any amounts outstanding under existing eBioscience borrowings will be repaid at the Acquisition date.

(J)	To recognize assumed borrowings under the Term Loan and the assumed issuance of the Convertible Notes.

(K)	To recognize deferred tax liabilities of $67 million for the difference between the fair value and tax basis of acquired intangibles and other assets. These deferred tax liabilities are considered a source of income for the purpose of realizing deferred tax assets. Since Affymetrix has a full valuation allowance against domestic deferred tax assets, Affymetrix will decrease the valuation allowance on those deferred tax assets in an amount equal to the domestic deferred tax liability acquired. Under the applicable purchase accounting rules, changes to the realizability of an acquirer’s deferred tax assets as a result of an acquisition are recognized in operations and not as part of purchase consideration. Thus, this reduction to the valuation allowance, which is expected to be approximately $56 million, will immediately be recognized in operations by Affymetrix.

(L)	To eliminate eBioscience stockholders’ equity and related amounts.

(M)	To realize gains upon liquidation of available-for-sale securities.

(N)	To record impact of share-based compensation expense for acceleration of eBioscience unvested stock options upon Acquisition date.

(O)	To record non-recurring transaction fees.

Unaudited Pro Forma Combined Statements of Operations for the three months ended March 31, 2012 and the year ended December 31, 2011

(P)	To record amortization of the fair value adjustment for inventory.

(Q)	To record amortization of intangible assets acquired.

(R)	To eliminate amortization of intangible assets recorded in the historical eBioscience statements of operations.

(S)	To eliminate non-recurring transaction fees recorded in the historical Affymetrix and eBioscience statements of operations.

(T)	To record amortization of favorable lease asset.

(U)	To reduce interest income for amounts forgone as a result of liquidating available-for-sale securities.

(V)	To recognize interest expense for the assumed borrowings under the Term Loan and the assumed issuance of the Convertible Notes to fund the purchase price, partially offset by the elimination of interest expense on eBioscience’s outstanding debt which is assumed to be paid off at the Acquisition date per the terms of the Acquisition Agreement.

For purposes of these unaudited pro forma combined financial statements, Affymetrix has assumed that the Acquisition will be partially funded by (i) the net proceeds of the $85 million Term Loan, bearing interest at an assumed rate of 6.50% per annum and (ii) the net proceeds of an offering of $105 million in principal amount of Convertible Notes, bearing interest at an assumed rate of 3.50% per annum representing a fixed interest rate. In each case, actual interest rates and the actual amount of indebtedness may differ.

The Term Loan interest is expected to bear interest at a floating rate and a change of 1/8 of a percent (0.125%) in the interest rates assumed for the floating rate Term Loan would result in a $0.1 million change in pro forma interest expense for the year ended December 31, 2011 and a less than $0.1 million change in pro forma interest expense for the three months ended March 31, 2012.

Additionally, this adjustment also includes the amortization of deferred financing costs.

(W)	To adjust income taxes to the assumed effective rate had the Company and eBioscience filed consolidated domestic income tax returns during the periods presented.

5. NON-RECURRING TRANSACTION FEES

The Company has incurred and will continue to incur certain non-recurring transaction fees to complete the Acquisition which are currently estimated to total approximately $12 million. The Company’s non-recurring transaction fees incurred during the three months ended March 31, 2012 and during the year ended December 31, 2011 were approximately $2 million and $3 million, respectively. These non-recurring transaction fees are reflected as an adjustment to reduce selling, general and administrative expenses in the unaudited pro forma combined statements of operations as Note 4, Unaudited Pro Forma Adjustments, footnote (O) above for the three months ended March 31, 2012 and year ended December 31, 2011, respectively, as they are non-recurring and directly attributable to the acquisition. Future transaction expenses that were not accrued but are expected to be incurred are estimated to total approximately $7 million and are reflected in the unaudited pro forma combined balance sheet as of March 31, 2012 as an adjustment to cash and cash equivalents (see Note 4, Unaudited Pro Forma Adjustments, footnote (S) above).